Resource Extraction Payment Report

Project-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2024, by project and type of payment.

	For the year ended December 31, 2024 (U.S.$ thousand)(1) (2)
	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
Gobernador Ayala	207	2,571	-	-	-	-	-	-	2,778
Rio Neuquén	1,085	9,752	326	-	-	-	-	-	11,163
El Mangrullo	4,465	45,089	415	-	-	-	-	-	49,969
Rincón de Aranda	195	2,434	132	-	-	-	-	-	2,761
Rincón el Mangrullo	142	1,253	-	-	-	-	-	-	1,395
Parva Negra	-	-	122	-	-	-	-	-	122
Sierra Chata	1,964	18,095	744	-	-	-	-	-	20,803
El Tordillo	690	4,962	1,654	-	-	-	-	-	7,306
Puesto Quiroga	-	214	-	-	-	-	-	-	214
Aguarague	207	1,243	283	-	-	-	-	-	1,733
Las Tacanas Norte	-	-	-	-	-	-	-	-	-
Chirete	-	293	-	-	-	-	-	-	293
Oil and Gas Exports	8,668	-	-	-	-	-	-		8,668
Total	17,623	85,906	3,676	-	-	-	-	-	107,205

(1)	All payments are reported in U.S. dollars. Payments relating to projects in Argentina were made in Argentinean Pesos, and such payments have been converted to U.S. dollars using, except for Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rates of the Banco de la Nación Argentina as of closing of the day before of each payment. For all Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rate published by the Banco de la Nación Argentina as of December 31, 2024 of Pesos 1,032.00 per US dollar was used to make such conversion.
(2)	Sums are rounded, so they may not add up.

Government-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2024, by government and type of payment.

	For the year ended December 31, 2024 (U.S.$ thousand)(1)
	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
Argentina
Argentinean Federal Government	8,668	-	-	-	-	-	-	-	8,668
Local Governments
City of Buenos Aires	399	-	-	-	-		-	-	399
Province of Buenos Aires	1,004	-	-	-	-		-	-	1,004
Province of Chubut	789	5,176	1,654	-	-		-	-	7,619
Province of Mendoza	233	2,571	-	-	-		-	-	2,804
Province of Neuquén	5,472	76,500	1,739	-	-		-	-	83,711
Province of Rio Negro	150	123	-	-	-		-	-	273
Province of Salta	525	1,536	283	-	-		-	-	2,344
Province of Santa Fe	383	-	-	-	-		-	-	383
Total	17,623	85,906	3,676	-	-		-	-	107,205

(1)	All payments are reported in U.S. dollars. Payments relating to projects in Argentina were made in Argentinean Pesos, and such payments have been converted to U.S. dollars using, except for Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rates of the Banco de la Nación Argentina as of closing of the day before of each payment. For all Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rate published by the Banco de la Nación Argentina as of December 31, 2024 of Pesos 1,032.00 per US dollar was used to make such conversion.
(2)	Sums are rounded, so they may not add up.

Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended December 31, 2024.

For the year ended December 31, 2024
Subnational Jurisdiction	Government	Business segment	Projects	Resource	Amount (U.S.$ thousand)(1)

Argentinean Federal Government	Argentinean Federal Government	All	Pampa Energía S.A. (2)	N/A	-
Argentinean Federal Government	Argentinean Federal Government	Oil and Gas	Exports	Oil and Gas	8,668
City of Buenos Aires	Government of the City of Buenos Aires	Oil and Gas	N/A (3)	Oil and Gas	399
Province of Buenos Aires	Government of Buenos Aires	Oil and Gas	N/A (3)	Oil and Gas	1,004
Province of Chubut	Government of Chubut	Oil and Gas	El Tordillo – Puesto Quiroga	Oil and Gas	7,619
Province of Mendoza	Government of Mendoza	Oil	Gobernador Ayala	Oil	2,804
Province of Neuquén	Government of Neuquén	Oil and Gas	El Mangrullo – Rincón de Aranda – Río Neuquén – Rincón del Mangrullo – Parva Negra – Sierra Chata – Las Tacanas Norte	Oil and Gas	83,711
Province of Rio Negro	Government of Rio Negro	Oil and Gas	Rio Neuquén	Oil and Gas	273
Province of Salta	Government of Salta	Oil and Gas	Aguarague - Chirete	Oil and Gas	2,344
Province of Santa Fe	Government of Santa Fe	Oil and Gas	N/A (3)	Oil and Gas	383
Total					107,205
(1)	All payments are reported in U.S. dollars. Payments relating to projects in Argentina were made in Argentinean Pesos, and such payments have been converted to U.S. dollars using, except for Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rates of the Banco de la Nación Argentina as of closing of the day before of each payment. For all Taxes other than Taxes for Oil and Gas Exports, the sellers “divisa” exchange rate published by the Banco de la Nación Argentina as of December 31, 2024 of Pesos 1,032.00 per US dollar was used to make such conversion.
(2)	The Company files a consolidated income tax return in Argentina. The Argentinean Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. The Company has made payments of transaction taxes related with the commercial development of oil and gas as operator of joint ventures for under the amount of U.S.$. 100 thousand.
(3)	Local jurisdictions impose gross income taxes, even tough there in no project located in such jurisdiction. Amounts stated are related with gross income tax imposed by jurisdictions related with commercial development of oil and gas at a company level.